Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (in thousands, except ratios)



                                                               For the Nine
                                                               Months Ended
                                                              September 30,
                                                             2003 (unaudited)
                                                            -----------------

Net income                                                      $   18,342
                                                                ==========
Fixed charges:
      Audit fees                                                        55
      Trustee fees                                                     117
      Administrative and consulting fees                               889
                                                                ----------

Total fixed charges                                                  1,061
                                                                ----------

Earnings before fixed charges                                   $   19,403
                                                                ----------

Fixed charges, as above                                              1,061
                                                                ----------

Ratio of earnings to fixed charges                                   18.29
                                                                ----------